Exhibit 18
April 21, 2006
Laura Wright, Chief Financial Officer
Southwest Airlines Co.
P.O. Box 36611
Dallas, TX 75235-1611
Dear Ms. Wright:
Note 2 of the Notes to the Condensed Consolidated Financial Statements of Southwest Airlines Co. (the Company) included in its Form 10-Q for the three months ended March 31, 2006 describes a change in the method of accounting for scheduled airframe inspections and repairs of 737-300 and 737-500 aircraft from the deferral method to the direct expense method. Under the new method, costs associated with scheduled airframe inspections and repairs are expensed as maintenance services are performed. There are no authoritative criteria for determining a ‘preferable’ method for accounting for scheduled airframe inspections and repairs based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with U.S. generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to December 31, 2005, and therefore we do not express any opinion on any financial statements of Southwest Airlines Co. subsequent to that date.
Very truly yours,
/s/ Ernst & Young LLP